Exhibit 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES OCTOBER CASH DISTRIBUTION

Fort Worth, Texas, October 20, 2017 – Southwest Bank, as Trustee of the Hugoton Royalty Trust (NYSE: HGT) (the “Trust”), today declared a cash distribution to the holders of its units of beneficial interest of $0.006859 per unit, payable on November 14, 2017, to unitholders of record on October 31, 2017. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in August.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf
Current Month	1,167,000	38,000	$2.86
Prior Month	1,181,000	38,000	$2.81

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the Trustee that it has deducted budgeted development costs of $280,000, production expense of $1,412,000, overhead of $981,000 and recovered excess costs of $141,000 in determining the royalty payment to the Trust for the current month.

Excess Costs

XTO Energy has advised the Trustee that improved gas prices in relation to costs resulted in the partial recovery of excess costs of $43,000 on properties underlying the Kansas net profits interests. However, after the partial recovery there were no remaining proceeds from properties underlying the Kansas net profits interests to be included in the current month’s distribution. Underlying cumulative excess costs remaining on the Kansas net profits interests after the current month’s distribution totaled $920,000, including accrued interest of $106,000.

XTO Energy has advised the Trustee that improved gas prices in relation to costs resulted in the partial recovery of excess costs of $97,000 on properties underlying the Wyoming net profits interests.

However, after the partial recovery there were no remaining proceeds from properties underlying the Wyoming net profits interests to be included in the current month’s distribution. Underlying cumulative excess costs remaining on the Wyoming net profits interests after the current month’s distribution totaled $88,000, including accrued interest of $73,000.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016.

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Contact:	Lee Ann Anderson Senior Vice President Southwest Bank, Trustee 855-588-7839